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                               register.com (TM)
                           The first step on the web


                        Register.com Acquires Inabox Inc.;
                Inabox's Proprietary Site Building Tools Enhances
                        Register.com's Offering to ISPs

NEW YORK, NY-- June 5, 2000 - Register.com, Inc. (Nasdaq: RCOM) today announced that it has acquired Inabox Inc., a technology firm specializing in the design and development of online building tools for Internet service providers (ISPs), Web hosting companies and community sites. Under the terms of the agreement, register.com acquired Inabox for $1 million cash, 260,000 shares of register.com common stock, and up to an additional 40,000 shares contingent on certain conditions being met by Inabox.

Inabox's sophisticated yet easy to install WebSiteNOW! (TM) software will add value to register.com's product offering for the company's "indirect" distribution channel, a network of co-branded and private label Web sites that includes ISPs and web-hosting companies. Register.com's indirect distribution partners will now be able to offer their customers a variety of online tools to facilitate launching and managing a professional Web site. WebSiteNOW!(TM) capabilities include private branding, multi-language support, easy upload of images and documents, site maintenance features, security, search features and comprehensive statistics and information to track customer usage patterns. By using these tools, ISPs and Web hosting companies will be able to convert new domain name registrants to additional value-added products and services.

"We're very excited about Inabox. The company has an awesome technology and smart and dedicated professionals, all of whom we're proud to welcome to the register.com team," said Richard Forman, President and CEO of register.com. "Inabox's WebSiteNow!(TM) software provides our indirect distribution partners the tools they need to attract and retain their own customers by allowing end users to establish a presence on the Web quickly and easily. This acquisition reinforces our commitment to the indirect distribution channel for domain name




                               register.com, inc.
    575 Eighth Avenue, 11th Floor, New York, NY 10018 Phone: (212) 798-9100


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registration - an important part of register.com's strategy."

"By joining with register.com, a leader in the domain name registration arena, we're creating a comprehensive solution for Web site registration and development," said Rafael Collado, Chairman and CEO of Inabox. "This combination will allow us to set a new standard for facilitating and expanding users' Web presence."

Register.com currently utilizes Inabox software to power its FirstStepSite(TM), a free, template-driven, three-page Web site offered through the company's direct channel, www.register.com. Register.com intends to adapt and develop Inabox's technology across additional applications and distribution channels.

As part of the acquisition, Inabox will be fully integrated into register.com, and Inabox employees will become full-time employees of register.com. The acquisition will be accounted for using the purchase method of accounting.

About register.com

Register.com, Inc. (www.register.com) provides domain name registration and other Internet services for individuals and businesses that wish to have a unique and branded identity on the Internet. Register.com was the first registrar to compete in the domain registration market after the US government deregulated the industry in 1999. In addition, the company was selected as one of the first five "test bed" registrars accredited by ICANN, the Internet Corporation for Assigned Names and Numbers.

Register.com was ranked among the top 100 Web sites by PC magazine in July 1999 and listed as one of Fortune Magazine's 25 Products to Watch in November 1999. Register.com was also ranked among the Top 25 Online Merchants by Nextcard for January, February and March of 2000. The Company was founded in 1994 and is based in New York City. For investor information, visit our IR website at http://investor.register.com.

About Inabox Inc. (www.inabox.com)

Prior to its acquisition by register.com, Inabox Inc. was a privately held technology firm located in New York, focusing on web Commbuilding, developing and integrating community communication tools (e.g., chat, buddy lists, threaded messaging, etc.), and providing turn-key



                               register.com, inc.
    575 Eighth Avenue, 11th Floor, New York, NY 10018 Phone: (212) 798-9100

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online public and private communities for ISPs, businesses and communities of interest. Among its clients and strategic partners are telephone companies, portals and online content sites, Web hosting companies and ISPs. Inabox is the developer of WebSiteNOW!(TM), a leading, fully customizable online website creation software (www.websitenow.com). Additional information about Inabox is available by calling 212.666.1643 and through Inabox's website at www.inabox.com.

Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, potential volatility in register.com's stock price, uncertainty of future revenue and profitability, uncertainty of regulation related to the domain registration business and the Internet generally, increasing competition in the domain name registration business, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services and the rate of growth of the Internet and online commerce, and other factors detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended March 31, 2000 and our Registration Statement on Form S-1, as amended, filed in connection with our initial public offering of common stock.

Public Relations contact:                            Investor Relations Contact:

Shonna Keogan                                        Stephanie Marks
(212) 798-9149                                       (212) 798-9169
skeogan@register.com                                 smarks@register.com
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